Exhibit 99.2

For Immediate Release

MERCER INTERNATIONAL INC. COMPLETES PRIVATE OFFERING OF

$650 MILLION OF SENIOR NOTES

NEW YORK, NY, November 26, 2014 – Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that it has completed its previously announced private offering of $250 million in aggregate principal amount of 7.000% senior notes due 2019 and $400 million in aggregate principal amount of 7.750% senior notes due 2022 (collectively, the “Notes”). The Notes of each series were issued at a price of 100% of their principal amount. The net proceeds from this offering, together with cash on hand and borrowings under the Company’s revolving credit facilities, will be used to refinance certain of the Company’s existing indebtedness, including the Company’s currently outstanding 9.500% Senior Notes due 2017 and two loan facilities related to its Stendal mill.

The Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global pulp manufacturing company.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the intended use of proceeds of the Notes are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099